MERCANTILE BANKSHARES CORPORATION
                        OPTION AGREEMENT


           This  Option Agreement is entered into this 26th day  of  April,

1996,  by and between Mercantile Bankshares Corporation ("MBC"), a Maryland

corporation, and Alan D. Yarbro ("Grantee").

                           ARTICLE 1

                          DEFINITIONS

      For the purposes of this Agreement, the definitions set forth in

Sections 1.1 through 1.27 shall be applicable.

      Section 1.1  Affiliate.  "Affiliate" shall mean:  (i) any corporation in which MBC owns, directly or indirectly, within the meaning of 424(f) of the Code, fifty percent (50%) or more of the total combined voting power of all classes of stock of such corporation on a Grant Date; and (ii) any parent corporation of MBC, within the meaning of 424(e) of the Code.

      Section 1.2  Agreement.  "Agreement" shall mean this Option Agreement and shall include the applicable provisions of the Plan which is hereby incorporated into and made a part of the Agreement.

      Section 1.3  Anniversary Date.  "Anniversary Date" shall mean the first four (4) anniversaries of the Grant Date.

      Section 1.4  Anniversary Date Option Amount.  "Anniversary Date

Option Amount" shall mean twenty-five percent (25%) of the Option Amount.

      Section 1.5  Base Year.  "Base Year" shall mean the 1994 calendar year.

      Section 1.6  Board.  "Board" shall mean the Board of Directors of

MBC.

      Section 1.7  Calculation Year.  "Calculation Year" shall mean the calendar year ending immediately prior to the calendar year in which an

Anniversary Date falls.

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      Section 1.8  Code.  "Code" shall mean the Internal Revenue Code of

1986, as amended, and any regulations issued thereunder.

      Section 1.9  Committee.  "Committee" shall mean the Committee appointed pursuant to Section 3.3 of the Plan.

      Section 1.10  Disability.  "Disability" shall mean Grantee's inability to engage in any substantial gainful activity, by reason of any medically determined physical or mental impairment that may be expected to result in death or that has lasted or may be expected to last for a continuous period of not less than twelve (12) months, as determined by the

Committee based on proof of the existence of such disability in such form and manner and at such times as the Committee may require.

      Section 1.11  Earnings.  "Earnings" shall mean the earnings per share of Stock for a calendar year (including the Base Year), as reported in the

Annual Report to Shareholders for such calendar year and as may be adjusted by the Committee in its discretion.

      Section 1.12  Earnings AGR.  "Earnings AGR" shall mean the annual rate of growth in Earnings, expressed as a percentage (rounded up to the nearest whole percent), determined in accordance with the following formula:

                          (A-B) (100)
                          ___________
                               B

where "A" equals Earnings for the Calculation Year, and "B" equals Earnings for the calendar year immediately preceding the Calculation Year.

      Section 1.13  Earnings CGR.  "Earnings CGR" shall mean the compounded growth rate of Earnings and shall be determined by calculating the rate of interest at which Earnings for the Base Year would have to be invested to yield the Earnings for

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the Calculation Year in question, assuming such interest compounded annually during the period commencing with the first day of the calendar year immediately succeeding the Base Year and ending on the last day of such

Calculation Year.

      Section 1.14  Exercise Date.  "Exercise Date" shall mean the date on which the Committee receives the written notice required under Section 3.4 of this Agreement that Grantee has exercised the Option.

      Section 1.15  Fair Market Value.  "Fair Market Value" of a share of

Stock on the Grant Date or Exercise Date, as the case may be, shall mean the last reported sale price per share of Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or included for quotation on the NASDAQ-National Market, or if the Stock is not so listed or admitted to trading or included for quotation, the last quoted price, or if the Stock is not so quoted, the average of the high bid and low asked prices, regular way, in the over-the-counter market, as reported by the

National Association of Securities Dealers, Inc. Automated Quotations

System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Stock is not quoted by any such organization, the average of the closing bid and asked prices, regular way, as furnished by a professional market maker making a market in the Stock as selected in good faith by the Committee or by such other source or sources as shall be selected in good faith by the

Committee; provided, however, that the determination of Fair Market Value shall be made by the Committee in good faith in accordance with the Code.

If, as the case may be, the Grant Date or the Exercise Date is not a trading day, the determination shall be

Page                         3


made as of the next preceding trading day.  As used herein, the term

"trading day" shall mean a day on which public trading of securities occurs and is reported in the principal consolidated reporting system referred to above, or if the Stock is not listed or admitted to trading on a national securities exchange or included for quotation on the NASDAQ-National Market,

any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are closed.

      Section 1.16  Grant Date.  "Grant Date" shall mean April 24, 1996.

      Section 1.17  Incentive Stock Option.  "Incentive Stock Option" shall mean an option as defined in 422(b) of the Code.

      Section 1.18  Net Operating Income.  "Net Operating Income" shall mean the dollar amount of net after tax operating income for a calendar year for Mercantile-Safe Deposit and Trust Company, as reported to the

Board and as may be adjusted by the Committee in its discretion.

      Section 1.19  Net Operating Income AGR.  "Net Operating Income AGR"

shall mean the annual rate of growth in Net Operating Income, expressed as a percentage (rounded up to the nearest whole percent), determined in accordance with the following formula:

                                              (A-B)(100)
                                              __________
                                                    B

where "A" equals Net Operating Income for the Calculation Year, and "B"

equals Net Operating Income for the calendar year immediately preceding the

Calculation Year.

      Section 1.20  Net Operating Income CGR.  "Net Operating Income CGR"

shall mean the compounded growth rate of Net Operating Income, determined by calculating the rate of interest at which Base Year Net Operating Income would have to be invested

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to yield the Net Operating Income for the Calculation Year in question,

assuming such interest compounded annually during the period commencing with the first day of the calendar year immediately succeeding the Base

Year and ending on the last day of such Calculation Year.

      Section 1.21  Normal Retirement Date.  "Normal Retirement Date" shall mean the first day of the month coincident with or next following the date on which Grantee attains age sixty-five (65).

      Section 1.22  Option.  "Option" shall mean an option to acquire Stock and, as is hereby designated by the Committee in accordance with and to the fullest extent permitted by the Code and other applicable law, shall mean an Incentive Stock Option.

      Section 1.23  Option Amount.  "Option  Amount" shall mean 20,000 shares of Stock.

      Section 1.24  Option Price.  "Option Price" shall mean the price per share of Stock at which the Option may be exercised.

      Section 1.25  Plan.  "Plan" shall mean the Mercantile Bankshares

Corporation Omnibus Stock Plan.

      Section 1.26  Retirement.  "Retirement" shall mean early or normal retirement in accordance with the terms of The Cash Balance Plan for

Employees of Mercantile Bankshares Corporation and Participating

Affiliates, as it may exist from time to time, or any successor plan.

      Section 1.27  Stock.  "Stock" shall mean shares of MBC's authorized but unissued common stock, par value of Two Dollars ($2.00) per share.

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                           ARTICLE 2


                        GRANT OF OPTION

      Section 2.1  Grant of Option.  On the Grant Date, MBC, pursuant to the Plan, granted to Grantee an Option to purchase shares of Stock, not to exceed the Option Amount, at an Option Price of Twenty-five and Eighty-

seven and one-half Cents ($25.875) per share.

      Section 2.2  Term of Option.  The Option granted pursuant to Section

2.1 shall expire on April 24, 2006, unless all or a portion of the Option terminates earlier pursuant to other provisions of this Agreement.

                           ARTICLE 3

                    RESTRICTIONS ON EXERCISE

      Section 3.1  Termination of Option or Portion of Option.  The Option

shall become exercisable, if at all, only on an Anniversary Date.  The extent to which the Option shall become exercisable on any Anniversary Date shall be determined pursuant to the provisions of Sections 3.2 and 3.3 of the Agreement; provided that, except as otherwise provided under Section

4.4 of the Agreement, in no case shall the Option become exercisable on any one (1) Anniversary Date for more than the Anniversary Date Option Amount.

To the extent that, by application of the provisions of Sections 3.2 or 3.3 of the Agreement, no portion of the Option becomes exercisable on an

Anniversary Date, or the Option becomes exercisable for less than the

Anniversary Date Option Amount on such Anniversary Date, the Option shall terminate with respect to that number of shares of Stock that is equal to the difference between the Anniversary Date Option Amount and the number of shares of Stock as to which the Option becomes exercisable on such

Anniversary Date.

Page                         6


      Section 3.2  Attainment of Earnings CGR.  No portion of the Option shall become exercisable on an Anniversary Date unless the Earnings CGR for the Calculation Year applicable to that Anniversary Date equals or exceeds five percent (5%).  If such Earnings CGR equals or exceeds five percent

(5%), the portion of the Anniversary Date Option Amount that shall become exercisable on such Anniversary Date shall be determined pursuant to the provisions of Section 3.3 of the Agreement.

      Section 3.3  Determination of Exercisable Portion of Anniversary Date

Option Amount.

 (a)  Amounts Dependent on Earnings.  Subject to the provisions of the first sentence of Section 3.2 of the Agreement, if the Earnings AGR for the

Calculation Year applicable to an Anniversary Date equals or exceeds six percent (6%), Grantee may, on and after such Anniversary Date, exercise the

Option with respect to that percentage of the Anniversary Date Option

Amount that corresponds to the Earnings AGR in the following chart.

                              Anniversary Date Option
           Earnings AGR     Amount That May Be Exercised
           ____________     ____________________________
                6%                       10%
                7%                       20%
                8%                       30%
                9%                       40%
               10%                       50%

     (b) Amounts Dependent on Net Operating Income.  Subject to the

provisions of the first sentence of Section 3.2 of the Agreement, if, and only if, the Net Operating Income CGR for the Calculation Year applicable to an Anniversary Date equals or exceeds five percent (5%) and if the Net

Operating Income AGR for such Calculation Year equals or exceeds six percent (6%), Grantee may, on and after such Anniversary

Page                         7


Date, exercise the Option with respect to that percentage of the

Anniversary Date Option Amount that corresponds to the Net Operating

Income AGR in the following chart.


                               Anniversary Date Option
Net Operating Income AGR     Amount That May Be Exercised
________________________     ____________________________

         6%                            10%
         7%                            20%
         8%                            30%
         9%                            40%
        10%                            50%

      Section 3.4  Manner of Exercise.  The Option may be exercised, in whole or in part, by delivering written notice to the Committee in such form as the Committee may require from time to time.  Such notice shall specify the number of shares of Stock subject to the Option as to which the

Option is being exercised, and shall be accompanied by full payment of the

Option Price of the shares of Stock as to which the Option is being exercised.  Payment of the Option Price may be made either in cash or shares of Stock (including shares of Stock acquired upon the exercise of an option) having a total Fair Market Value on the Exercise Date equal to the

Option Price multiplied by the number of shares of Stock as to which the

Option is being exercised.  The Option may be exercised only in multiples of whole shares and no partial shares shall be issued.  If, as of the fourth Anniversary Date, the total number of shares as to which the Option is exercisable includes a partial share, the Option for such partial share,

whether or not previously designated by the Committee as an Incentive Stock

Option, shall be deemed to be a non-Incentive Stock Option.  On the first date, on or after the fourth Anniversary Date, that the Fair Market Value of a share of Stock equals or exceeds the Option Price, Grantee shall be deemed to have simultaneously exercised the Option for such partial share and to have sold same to MBC for such Fair Market

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Value.  MBC shall remit to Grantee, in payment of the purchase price of such partial share, the excess, if any, of the Fair Market Value of such partial share over the Option Price.

      Section 3.5  Issuance of Shares and Payment of Cash upon Exercise.

Upon exercise of the Option, in whole or in part, in accordance with the terms of the Agreement, and upon payment of the Option Price for the shares of Stock as to which the Option is exercised, MBC shall issue to Grantee the number of shares of Stock so paid for, in the form of fully paid and non-assessable Stock.

      Section 3.6  Loan or Guaranty.  Solely at the discretion of the

Committee, and upon Grantee's written request, MBC may, but shall not be required to, assist Grantee in the exercise of the Option by making a loan to Grantee or by guaranteeing a third-party loan to Grantee.  Such a loan or guaranty shall be conditioned upon prior receipt by the Committee of satisfactory assurances of Grantee's net worth and repayment ability.

Subject to Regulations G and U of the Federal Reserve Board, any such loan or guaranty may be in an amount up to one hundred percent (100%) of the

Option Price of the shares of Stock as to which the Option is being exercised.  All loans shall bear interest at a rate determined by the

Committee based upon loans of similar maturity, but in no event shall the interest rate be less than the rate necessary to avoid the imputation of interest or original issue discount under the provisions of the Code.  All other terms of any loan or guaranty (including terms of repayment) shall be established by the Committee, subject to Regulations G and U of the Federal

Reserve Board and all other applicable federal and state laws and regulations.

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                                 ARTICLE 4

                          TERMINATION OF OPTION

      Section 4.1  Termination of Employment For Reason Other Than Death,

Disability, or Retirement.  The Option granted to Grantee shall terminate with respect to any shares of Stock as to which the Option has not been exercised as of the date Grantee is no longer employed by either MBC or an

Affiliate for any reason other than Grantee's death, Disability or

Retirement, whether or not the Option was exercisable on such date.

      Section 4.2  Upon Grantee's Death.  In the event that upon Grantee's date of death any portion of the Option is exercisable, then Grantee's executor, personal representative or the person to whom the Option shall have been transferred by will or the laws of descent and distribution, as the case may be, may exercise all or any part of the portion of the Option exercisable as of the date of death, provided such exercise occurs within twelve (12) months after the date Grantee dies, but not later than the end of the stated term of the Option.  Upon Grantee's death, the portion of the

Option, if any, that has not become exercisable as of the date of Grantee's death shall terminate on the date of Grantee's death.

      Section 4.3  Termination of Employment By Reason of Disability.  In

the event that Grantee ceases to be an employee of MBC or an Affiliate by reason of Disability, the portion of the Option, if any, that has become exercisable as of the date of Disability may be exercised in whole or in part at any time on or after the date of Disability, but not later than the end of the stated term of the Option or as otherwise provided by the provisions of Section 4.2 of the Agreement.  Upon Grantee's termination of employment by reason of Disability, the portion of the Option, if any, that has not become
exercisable as of the date of Disability shall terminate on

the date of Disability.

      Section 4.4  Termination of Employment By Reason of Retirement.

      (a)  Early Retirement.

           (i)  Exercisable Portion of Option.  In the event that Grantee ceases to be an employee of MBC or an Affiliate by reason of Retirement at any time prior to Grantee's Normal Retirement Date, the portion of the

Option, if any, that has become exercisable as of the date of Retirement may be exercised in whole or in part at any time on or after the date of

Retirement, but not later than the end of the stated term of the Option or as otherwise provided by the provisions of Section 4.2 of the Agreement.

           (ii) Non-exercisable Portion of Option.  In the event that

Grantee ceases to be an employee of MBC or an Affiliate by reason of

Retirement at any time prior to Grantee's Normal Retirement Date, the portion of the Option, if any, that has not become exercisable as of the date of Retirement shall terminate on the date of Retirement.

      (b)  Normal Retirement Date.

           (i)  Exercisable Portion of Option.  In the event that Grantee ceases to be an employee of MBC or an Affiliate by reason of Retirement,

the portion of the Option, if any, that has become exercisable as of the date of Retirement may be exercised in whole or in part at any time on or after the date of Retirement, but not later than the end of the stated term of the Option or as otherwise provided by the provisions of Section 4.2 of the Agreement.

           (ii) Non-exercisable Portion of Option.  In the event that upon the occurrence of Grantee's Normal Retirement Date all or a portion of the

Option has not become exercisable solely because one (1) or more of the first four (4) Anniversary

Dates have not occurred (hereinafter referred to

as the "Remaining Portion"), then such Remaining Portion shall become exercisable, if at all, on the Anniversary Date coincident with or immediately following Grantee's Normal Retirement Date.  In all cases, the

Remaining Portion shall not include any portion of the Option that has terminated pursuant to the provisions of Sections 3.1, 3.2, 3.3, 4.1, 4.2 or 4.3 of the Agreement.  The extent to which the Remaining Portion shall become exercisable shall be determined pursuant to the provisions of

Sections 3.2 and 3.3 of the Agreement; provided, however, that the term

"Remaining Portion" shall be substituted for the term "Anniversary Date

Option Amount" in all places noted therein.  The amount, if any, of the

Remaining Portion of the Option that becomes exercisable on such

Anniversary Date may be exercised in whole or in part at any time on or after such Anniversary Date, but not later than the end of the stated term of the Option or as otherwise provided by the provisions of Section 4.2 of the Agreement.  Notwithstanding anything in the Agreement to the contrary,

the provisions of this Section 4.4(b)(ii) of the Agreement shall apply as of the occurrence of Grantee's Normal Retirement Date, regardless of whether Grantee continues to be an employee of MBC or an Affiliate after such date.

                                    ARTICLE 5

                                  MISCELLANEOUS

      Section 5.1  Non-Guarantee of Employment.  Nothing in the Plan or the

Agreement shall be construed as a contract of employment between MBC (or an

Affiliate) and Grantee, or as a contractual right of Grantee to continue in the employ of MBC or an Affiliate, or as a limitation of the right of MBC or an Affiliate to discharge Grantee at any time.

      Section 5.2  No Rights of Stockholder.  Grantee shall not have any of the rights
of a stockholder with respect to the shares of Stock that may be issued upon the exercise of the Option until such shares of Stock have been issued to him upon the due exercise of the Option.

      Section 5.3  Notice of Disqualifying Disposition.  If Grantee makes a disposition (as that term is defined in 424(c) of the Code) of any shares of Stock acquired pursuant to the exercise of an Incentive Stock Option within two (2) years of the Grant Date or within one (1) year after the shares of Stock are transferred to Grantee, Grantee shall notify the

Committee of such disposition in writing.

      Section 5.4  Withholding Taxes.  MBC or any Affiliate shall have the right to deduct from any compensation or any other payment of any kind

(including withholding the issuance of shares of Stock) due Grantee the amount of any federal, state or local taxes required by law to be withheld as the result of the exercise of the Option or the disposition (as that term is defined in 424(c) of the Code) of shares of Stock acquired pursuant to the exercise of the Option.  In lieu of such deduction, MBC may require Grantee to make a cash payment to MBC or an Affiliate equal to the amount required to be withheld.  If Grantee does not make such payment when requested, MBC may refuse to issue any Stock certificate under the Plan until arrangements satisfactory to the Committee for such payment have been made.

      Section 5.5  Limitation on Exercise.  Notwithstanding anything in the

Plan or Agreement to the contrary, the Committee may restrict the right to exercise the Option to the extent that such exercise would trigger an

"excess parachute payment" (as that term is defined in 280G(b) of the

Code) unless Grantee shall have the right to receive such an excess parachute payment under an agreement with MBC or an Affiliate.

      Section 5.6  Nontransferability of Option.  The Option shall be nontransferable
otherwise than by will or the laws of descent and distribution.  During the lifetime of Grantee, the Option may be exercised only by Grantee or,

during the period Grantee is under a legal disability,by Grantee's guardian or legal representative.

      Section 5.7  Agreement Subject to Charter and By-Laws.  This

Agreement is subject to the Charter and By-Laws of MBC, and any applicable federal or state laws, rules or regulations.

      Section 5.8  Gender.  As used herein the masculine shall include the feminine as the circumstances may require.

      Section 5.9  Headings.  The headings in the Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

      Section 5.10  Notices.  All notices and other communications made or given pursuant to the Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail,

addressed to Grantee at the address contained in the records of MBC or an

Affiliate, or to MBC for the attention of its Secretary at its principal office.

                                   ARTICLE 6

                              SCOPE OF AGREEMENT

      Section 6.1  Entire Agreement; Modification.  The Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto.

      Section 6.2  Counterparts.  The Agreement may be executed

simultaneously in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first above written.



ATTEST:                       MERCANTILE BANKSHARES CORPORATION


/s/ John A. O'Connor, Jr.        /s/ Edward K. Dunn, Jr.
_________________________     By:_____________________________

John A. O'Connor, Jr.            Edward K. Dunn, Jr.




WITNESS:                      GRANTEE



/s/ Wanda Reese                  /s/ Alan D. Yarbro

                                 Alan D. Yarbro





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